UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                              COMMISSION FILE NUMBER:  333-56869
                                                                       333-72180
                                                                       ---------

                            FRANKLIN RECEIVABLES LLC
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             (Exact name of registrant as specified in its charter)

                          47 WEST 200 SOUTH, SUITE 500
                           SALT LAKE CITY, UTAH 84101
                                 (801) 238-6700
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     FRANKLIN AUTO TRUST 2000-1, CLASS A-1 AND CLASS A-2 ASSET-BACKED NOTES

     FRANKLIN AUTO TRUST 2001-1, CLASS A-1 AND CLASS A-2 ASSET-BACKED NOTES

    FRANKLIN AUTO TRUST 2001-2, CLASS A-1, CLASS A-2, CLASS A-3 AND CLASS A-4
                               ASSET-BACKED NOTES

    FRANKLIN AUTO TRUST 2002-1, CLASS A-1, CLASS A-2, CLASS A-3 AND CLASS A-4
                               ASSET-BACKED NOTES
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            (Title of each class of securities covered by this Form)

                                      NONE.
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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [ ]
           Rule 12g-4(a)(1)(ii) [ ]
           Rule 12g-4(a)(2)(i)  [ ]
           Rule 12g-4(a)(2)(ii) [ ]
           Rule 12h-3(b)(1)(i)  [ ]
           Rule 12h-3(b)(1)(ii) [ ]
           Rule 12h-3(b)(2)(i)  [ ]
           Rule 12h-3(b)(2)(ii) [ ]
           Rule 15d-6           [X]

     Approximate number of holders of record as of the certification or notice date:
                      FRANKLIN AUTO TRUST 2000-1:  7 holders
                      FRANKLIN AUTO TRUST 2001-1:  2 holders
                      FRANKLIN AUTO TRUST 2001-2:  9 holders
                      FRANKLIN AUTO TRUST 2002-1: 13 holders

Pursuant to the requirements of the Securities Exchange Act of 1934, Franklin Receivables, LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                   FRANKLIN RECEIVABLES LLC

                                   By: FRANKLIN CAPITAL CORPORATION,
                                       as Managing Member

Date:  October 29, 2003            By: /s/ Harold E. Miller
                                       --------------------
                                       HAROLD E. MILLER
                                       President